Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and prospectus of Emergent BioSolutions Inc. and Subsidiaries for the registration of up to 3,855,719 shares of its common stock and to the incorporation by reference therein of our report dated March 5, 2010 with respect to the consolidated financial statements of Emergent BioSolutions Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Emergent BioSolutions Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

McLean, Virginia
September 13, 2010